Exhibit 10.10

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 1, 2016 (the “Effective Date”), is entered into by and among GO FIGHT NET, INC., a New York corporation (“GFL”), David Klarman, an individual and resident of the State of New York (the “Principal Stockholder”), ALLIANCE MMA, INC., a Delaware corporation (“Parent”), and GFL ACQUISITION CO., INC., a New York corporation and wholly-owned subsidiary of Parent (“Acquisition Co.”).

WHEREAS, GFL operates “GoFightLive” the leading Internet website for live and on-demand mixed martial arts (“MMA”), Muay Thai, Kickboxing, and other video content (the “Business”); and

WHEREAS, the Parent desires to acquire GFL and to purchase the assets of approximately six other companies (the “Target Companies”) primarily engaged in the business of promoting and conducting MMA events throughout the United States or providing services related to such events; and

WHEREAS, the closing of the acquisition of the assets of the Target Companies, including the closing of the transactions contemplated by this Agreement (collectively, the “Target Company Transactions”) will occur substantially contemporaneously with the consummation of an initial underwritten public offering of Parent’s common stock (as more particularly defined herein, the “IPO”); and

WHEREAS, the IPO and the Target Company Transactions will be described in a Registration Statement on Form S-1 of the Parent (the “Registration Statement”) that will be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (“Securities Act”); and

WHEREAS, the Principal Stockholder owns a majority of the issued and outstanding common stock of GFL; and

WHEREAS, the respective Boards of Directors of each of Parent, Acquisition Co. and GFL have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of GFL by Parent, which acquisition is to be effected by the merger of GFL with and into the Acquisition Co., with GFL being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code;

1

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. The following terms have the following meanings when used herein:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation that is pending by or before any Governmental Authority.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

“Agreement” means this Agreement and Plan of Merger, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Bankruptcy Event” means an occurrence upon which a party shall become insolvent; seek relief as a debtor under any applicable bankruptcy law or other law relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors or consents to or acquiesces in such relief; makes an assignment for the benefit of, or enters into a composition with, its creditors; appoints or consents to the appointment or receiver or other custodian for all or a substantial part of its assets or property; a petition seeking to have it declared or adjudicated bankrupt or insolvent under any applicable bankruptcy or similar law is not dismissed within sixty (60) days after filing; an order or judgment is entered by a court of competent jurisdiction for relief against it in any case commenced under any bankruptcy or similar law or finding it to be bankrupt or insolvent or ordering or approving its liquidation, reorganization or any modification of the rights of its creditors or appointing a receiver, guardian or other custodian for all or a substantial part of its assets or property; or it admits its inability to pay its debts when due.

“Business” means the business of producing, editing, and distributing audio visual works comprising combat sports and other mixed martial arts events including live, televised and pay-per-view events and related content and services.

2

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Business Employees” has the meaning set forth in Section 5.17.

“Parent” has the meaning set forth in the preamble hereto.

“Claim” has the meaning set forth in Section 10.4.

“Claim Notice” has the meaning set forth in Section 10.4.

“Claimed Amount” has the meaning set forth in Section 10.4.

“Closing” means the closing of the Merger contemplated by this Agreement which shall occur substantially concurrently with the closing of the IPO.

“Closing Date” means the date set forth in Section 2.5.

“Code” has the meaning set forth in the Recitals.

“Collateral Sources” has the meaning set forth in Section 10.5(c).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of Parent $0.001 par value per share.

“Confidential Information” has the meaning set forth in Section 12.3.

“Contracts” has the meaning set forth in Section 5.10.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” has the meaning set forth in Section 5.16.

“Encumbrance” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

3

“Equipment” has the meaning set forth in Section 2.1(c).

“Executive Employment Agreement” means the Executive Employment Agreement entered into by and between Parent and the Principal Stockholder in substantially the form attached hereto as Exhibit C.

“GFL” has the meaning set forth in the preamble hereto.

“GFL Common Stock” means the common stock of GFL $0.001 par value per share.

“GFL Stockholders” has the meaning set forth in Section 3.2(g).

“Governmental Authority” means any government or governmental or regulatory, judicial or administrative, body thereof, or political subdivision thereof, whether foreign, federal, state, national, supranational or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement in substantially the form attached hereto as Exhibit E.

“Intellectual Property Rights” means all intellectual property and other proprietary rights, protected or protectable, under the laws of the United States or any political subdivision, used by GFL in the Business including, without limitation (i) trademarks, service marks, trade names, trade dress, logos, brand names and other identifiers together with all goodwill associated therewith; (ii) copyrights (including but not limited to all copyrights in GFL’s MMA event video library and fighter photographs and other copyrighted works); (iii) all computer software, trade secrets and market and other data, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other proprietary information, whether or not reduced to practice, and rights to limit the use or disclosure of any of the foregoing by any Person; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisional applications and continuations (in whole or in part) thereof; and (v) and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

“IPO” means an underwritten public offering of shares of Common Stock or other equity interests which generates cash proceeds sufficient to close on the Target Company Transactions but not less than $4 million, pursuant to which the Common Stock or other equity interests will be listed or quoted on a Trading Market.

“IPO Price” means the price to the public reflected in the prospectus of the Parent relating to the IPO that is first filed by the Parent with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.

4

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liability” has the meaning set forth in Section 2.3.

“Licensed Intellectual Property Rights” means the Intellectual Property Rights exclusively licensed by GFL’s affiliate Voltera Partners Ltd. to GFL pursuant to the Intellectual Property License Agreement which will convert automatically into an assignment of the Licensed Intellectual Property Rights on the first anniversary of the Closing provided no Bankruptcy Event occurs with respect to Parent prior to such date.

“Lock-Up Agreement” means that certain Lock-Up Agreement entered into by and among Principal Stockholder, the Parent and the underwriters participating in the IPO in substantially the form executed by each Person serving as an officer, director or 1% shareholder of Parent or being issued shares of Common Stock in connection with the Target Company Transactions restricting the sale, transfer (other than for estate planning purposes), or other disposition of Common Stock held by such Person for a period of at least 180 days from the Closing Date.

“Losses” has the meaning set forth in Section 10.4.

“Material Adverse Effect” means any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the assets, liabilities, condition (financial or otherwise) or operations of GFL or the Business, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects GFL.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in in Section 3.1(a).

“Most Recent Financial Statements” has the meaning set forth in Section 5.14.

“Non-Competition and Non-Solicitation Agreement” means that certain Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit D.

“NYBCL” means the New York Business Corporation Law, as amended.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court or other Governmental Authority; or (b) agreement with any Governmental Authority entered into in connection with any Proceeding.

5

“Other Agreements” means, collectively, the Non-Competition and Non-Solicitation Agreement, the Executive Employment Agreement, and the Intellectual Property License Agreement.

“Permits” means all material permits, licenses, franchises and other authorizations of any Governmental Authority possessed by or granted to GFL in connection with the Business.

“Permitted Encumbrances” shall mean (a) Encumbrances for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Encumbrances in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Encumbrances incidental to the conduct of the Business of GFL that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by GFL in its Business.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Statement” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1

“Target Companies” has the meaning set forth in the recitals.

“Target Company Transactions” has the meaning set forth in the recitals.

6

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, social security and similar employment taxes or any other taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party Claim Notice” has the meaning set forth in Section 10.3(a).

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Unaudited Financial Statements” has the meaning set forth in Section 5.14.

“U.S. GAAP” means U.S. Generally Accepted Accounting Principles.

ARTICLE 2

THE MERGER

2.1           Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, GFL shall be merged with and into Acquisition Co. in accordance with the NYBCL. On the Closing Date (as defined in Paragraph 2.5), the separate corporate existence of Acquisition Co. shall cease, and GFL shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

2.2           Effective Time. The Parent, GFL and Acquisition Co. shall cause a certificate of merger to be filed on the Closing Date (or on such other date as GFL and Parent may agree in writing) with the Secretary of State of the State of New York, and shall make all other filings or recordings required by the NYBCL in connection with the Merger. The Merger shall be deemed effective on the Closing Date.

2.3           Certificate of Incorporation; By-laws; Directors and Officers.

(a)          The Certificate of Incorporation of Acquisition Co. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit A hereto, shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) from and after the Effective Time until thereafter changed or amended as provide therein or in accordance with applicable law.

7

(b)          The by-laws of Acquisition Co. as in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit B hereto, shall be the by-laws of the Surviving Corporation (the “By-laws”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law.

(c)          One or more of the directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws.

2.4           Effects of the Merger. The Merger shall have the effect set forth in the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of GFL and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of GFL and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation. GFL acknowledges that, from and after the Effective Time, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business, except for the Intellectual Property Rights which shall be subject to the Intellectual Property License Agreement.

2.5           Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place substantially concurrently with the closing of the IPO (such date, the “Closing Date”) at a place and location to be agreed upon between Parent and GFL, subject to the satisfaction or waiver of each of the conditions set forth in Article 8. The Effective Time shall occur on the Closing Date.

2.6           Tax-Free Merger. The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code. The Parent shall provide at Closing a confirmation from its accounting firm that Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended by reason of Section 368(a)(2)(E) of the Code. The Parent shall indemnify each of the GFL Stockholders, individually and severally, for any and all liabilities, costs and fees in defending the tax-free nature of the Merger, as well as any and all taxes and penalties assessed in the event a taxing authority determines that the Merger is not a tax-free exchange.

8

ARTICLE 3

MERGER CONSIDERATION; CONVERSION AND EXCHANGE OF SECURITIES

3.1           Manner and Basis of Converting and Exchanging Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GFL, Parent or Acquisition Co. or the holders of any outstanding shares of capital stock or other securities of GFL, Parent or Acquisition Co:

(a)          GFL Common Stock. All of the shares of GFL Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted or exchanged into the right to receive (i) an aggregate number of shares of Parent Common Stock equal to $1,700,000 divided by the lesser of (i) 90% of the IPO Price and (ii) the lowest price ascribed to such shares issues prior to the IPO, and (ii) $450,000, in each case to be issued pro rata to the holders of GFL Common Stock (collectively, the “Merger Consideration”).

(b)          Preferred Stock, Options and Warrants. There are no issued and outstanding shares of preferred stock of GFL, nor any options or warrants that have not been exercised or otherwise converted into GFL Common Stock prior to the Effective Time.

(c)          Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of GFL Common Stock held in the treasury of GFL shall be canceled in the Merger and shall not be converted or exchanged into the right to receive any shares of Parent Common Stock or other securities of Parent.

(e)          No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional shares of Parent Common Stock that a holder of record of GFL Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded to the nearest whole number of shares of Parent Common Stock.

3.2           Surrender and Exchange of Certificates.

(a)          Letter of Transmittal. Promptly after the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of certificate(s) formerly representing ownership of GFL Common Stock that was converted into the right to receive Parent Common Stock pursuant to Section 3.1 hereof (i) a letter of transmittal (“Letter of Transmittal”) for delivery of such certificate(s) to Parent and (ii) instruction for use in effecting the surrender of certificate(s), in each case in form and substance mutually agreeable to GFL and Parent. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or a duly authorized agent of Parent) of certificate(s) formerly representing ownership of GFL Common Stock (or an affidavit of lost certificate and indemnification or surety bond) and a properly completed and duly executed Letter of Transmittal, as described in Section 3.2(b) hereof. Notwithstanding the foregoing, Parent shall not be required to mail, or cause to be mailed, a Letter of Transmittal to any record holder of certificate(s) formerly representing ownership of GFL Common Stock if such holder has previously agreed or consented to the exchange of certificates that are held in custody by GFL or the Principal Stockholder for the benefit of such holder.

9

(b)          Exchange Procedures. Parent shall issue to each former record holder of GFL Common Stock, upon delivery to Parent (or a duly authorized agent of Parent) of (i) certificate(s) formerly representing ownership of GFL Common Stock, endorsed in blank or accompanied by duly executed stock powers (or an affidavit of lost certificate and indemnification in form and substance reasonably acceptable to Parent stating that, among other things, the former record holder has lost his or her certificate(s) or that such certificate(s) have been destroyed) and (ii) a properly completed and duly executed Letter of Transmittal in form and substance reasonably satisfactory to Parent, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof together with the holder’s proportionate share of the cash component of the Merger Consideration as set forth on Schedule 3.2(g) (by wire transfer to an account set forth in the Letter of Transmittal or by check). Subject to Section 3.2(d) hereof, until the certificate(s) (or affidavit) is delivered together with the Letter of Transmittal in the manner contemplated by this Section 3.2(b), each certificate (or affidavit) previously representing ownership of GFL Common Stock shall be deemed at and after the Effective Time to represent only the right to receive Parent Common Stock and the former record holders thereof shall cease to have any other rights with respect to his or her GFL Common Stock.

(c)          Termination of Exchange Process. Any Parent Common Stock that remains unclaimed by a former record holder of GFL Common Stock at the first anniversary of the Effective Time may be deemed “abandoned property” subject to applicable abandoned property, escheat and other similar laws in the State in which the former record holder resides. None of GFL, Parent, Acquisition Co. or the Surviving Corporation shall be liable to any person in respect of any Parent Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

10

(d)          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of GFL Common Stock issued and outstanding immediately prior to the Effective Time and held by a GFL Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of GFL Common Stock in accordance with the NYBCL (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to the NYBCL; provided, however, that if, after the Effective Time, such stockholder fails to perfect or withdraws or loses his or her right to appraisal or otherwise fails to establish the right to be paid the value of such stockholder’s shares of GFL Common Stock under the NYBCL, such shares of GFL Common Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of GFL Common Stock shall no longer be Dissenting Shares. All negotiations with respect to payment for Dissenting Shares shall be handled jointly by Parent and GFL prior to the Closing and exclusively by Parent thereafter. In the event that holders of more than 20% any of the outstanding shares of GFL Common Stock are Dissenting Shares, the Parent has the sole discretion to terminate this Agreement, which shall forthwith become void and of no further force and effect and the parties hereto shall be released from any and all obligations hereunder, except those obligations to GFL incurred prior to the Effective Time, including but not limited to the payment of fees incurred by GFL for financial statement preparation and auditing as referenced in Paragraph 7.13 herein.; provided, however, that nothing herein shall relieve any party hereto from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(e)          Stock Transfer Books. At the Effective Time, the stock transfer books of GFL will be closed and there will be no further registration of transfers of shares of GFL Common Stock thereafter on the records of GFL. If, after the Effective Time, certificates formerly representing GFL Common Stock are presented to the Surviving Corporation, these certificates shall be canceled and exchanged for the number of shares of Parent Common Stock to which the former record holder may be entitled pursuant to Section 3.1 hereof.

(f)          Further Rights GFL Stock. All shares of Parent Common Stock issued upon exchange of shares of GFL Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GFL Common Stock.

(g)          Stockholders of Record. Schedule 3.2(g) sets forth the name and address of each stockholder of GFL (each a “GFL Stockholder” and collectively, the “GFL Stockholders”) together with the number of shares held of record by such stockholder and the overall percentage ownership of GFL each such stockholder owns now and will own (upon the exercise of any outstanding options or warrants) as of the Effective Date.

ARTICLE 4

INTENTIONALLY OMITTED

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GFL AND THE PRINCIPAL STOCKHOLDER

GFL and the Principal Stockholder, jointly and severally, represent and warrant to Parent as follows:

11

5.1           Organization. GFL is a corporation duly organized and validly existing in good standing under the laws of the State of New York, duly qualified to transact business as a foreign entity in such jurisdictions where the nature of its Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect on the Business of GFL, and has all requisite corporate power and authority to own, lease and operate and to carry on its Business, as now being conducted.

5.2           Due Authorization.

(a)          GFL has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of GFL, including approval of this Agreement and the Other Agreements by the board of directors of GFL.

(b)          Subject to obtaining any consents of Persons listed on Schedule 5.7, the signing, delivery and performance of this Agreement and the Other Agreements by GFL is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of GFL under (i) any provision of its certificate of incorporation, by-laws or other organizational documentation of GFL, (ii) any material agreement or instrument to which GFL is a party or by which it or its properties are bound, (iii) any authorization, judgment, order, award, writ, injunction or decree of any Governmental Authority which breach, default or conflict would have a Material Adverse Effect on the Business or GFL’s ability to consummate the transactions contemplated hereby, or (iv) any applicable law, statute, ordinance, regulation or rule which breach, default or conflict would have a Material Adverse Effect on the Business or GFL’s ability to consummate the transactions contemplated hereby, and, will not result in the creation or imposition of any Encumbrance on any of GFL’s assets. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by GFL and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of GFL, enforceable against GFL in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.3           Equipment. Other than as set forth on Schedule 5.3, all facilities, machinery, equipment, fixtures and other properties owned, leased or used by GFL are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for GFL’s existing Business.

5.4           Title to Property and Encumbrances. GFL has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Encumbrances except Permitted Encumbrances and such ordinary and customary imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a Material Adverse Effect.

12

5.5           Intellectual Property. All Intellectual Property Rights are identified in the Intellectual Property License Agreement. Except as set forth on Schedule 5.5 and in the Intellectual Property License Agreement, the Licensed Intellectual Property is owned free and clear of all Encumbrances or has been duly licensed for use by GFL and all pertinent licenses and their respective material terms are set forth on Schedule 5.5. Except as set forth on Schedule 5.5, the Intellectual Property Rights are not the subject of any pending adverse claim or, to GFL’s knowledge, the subject of any threatened litigation or claim of infringement or misappropriation. Except as set forth on Schedule 5.5, GFL has not violated the terms of any license pursuant to which any part of the Intellectual Property Rights have been licensed by GFL. To GFL’s knowledge, except as set forth on Schedule 5.5, the Intellectual Property Rights does not infringe on any intellectual property rights of any third party. To GFL’s knowledge the Intellectual Property Rights licensed under the Intellectual Property License Agreement constitutes all of the intellectual property rights necessary to conduct the Business as presently conducted. Except as set forth on Schedule 5.5 5 and in the Intellectual Property License Agreement, the Intellectual Property Rights will continue to be available for use by Parent and GFL from and after the Closing at no additional cost to Parent.

5.6           Litigation. Except as set forth on Schedule 5.6, there is no suit (at law or in equity), claim, action, judicial or administrative proceeding, arbitration or governmental investigation now pending or, to the best knowledge of GFL threatened, (i) arising out of or relating to any aspect of the Business, (ii) concerning the transactions contemplated by this Agreement, or (iii) involving GFL, its shareholders, or the officers, directors or employees of GFL in reference to actions taken by them in the conduct of any aspect of the Business.

5.7           Consents. Except for the GFL Stockholders, as set forth on Schedule 5.7, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for GFL to consummate the transactions contemplated hereby.

5.8           Brokers, Etc. No broker or investment banker acting on behalf of GFL or under the authority of GFL is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from GFL or Parent in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of GFL.

5.9           Absence of Undisclosed Liabilities. To GFL’s knowledge, GFL has not incurred any material liabilities or obligations with respect to the Business (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as otherwise expressly disclosed in this Agreement or set forth on the Most Recent Financial Statements.

13

5.10         Contracts.

(a)          GFL is not in violation or breach of any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”), except such violations that, in the aggregate, would not result in, or would not reasonably be expected to result in, a Material Adverse Effect. There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material Contract on the part of GFL or, to the knowledge of the Company, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of GFL, other than any events or conditions that, in the aggregate would not result in, or would not reasonably be expected to result in, a Material Adverse Effect. GFL has not received in writing any claim or threat that GFL has breached any of the terms and conditions of any material Contract, other than any material Contracts the breach of which, in the aggregate, would not result in, or would not reasonably be expected to result in, a Material Adverse Effect.

(b)          The consent of, or the delivery of notice to or filing with, any party to a material Contract is not required for the execution and delivery by GFL of this Agreement or the consummation of the transactions contemplated under the Agreement. GFL has made available to Parent and Acquisition Corp. true and complete copies of all Contracts and other documents requested by Parent or Acquisition Co.

5.11         Tax Returns and Audits. All required federal, state and local Tax Returns of GFL have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. GFL is not and has not been delinquent in the payment of any Tax. GFL has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of GFL’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheets are and will be sufficient for the payment of all unpaid Taxes payable by GFL as of the Balance Sheet Dates. Since the Balance Sheet Dates, GFL has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. GFL has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of GFL now pending, and GFL has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. GFL is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. GFL has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. GFL is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), nor does it have any potential liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreements.

14

5.12         Capitalization. The authorized capital stock of GFL consists of 20,000,000 shares of Common Stock, of which on the date hereof 8,000,000 shares are issued and outstanding. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of GFL is authorized or outstanding. GFL does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of GFL. GFL does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to GFL.

5.13         Compliance with Laws. GFL is in compliance with all laws applicable to the Business, except where the failure to be in compliance would not have a Material Adverse Effect. GFL has not received any unresolved written notice of or been charged with the violation of any laws applicable to the Business except where such charge has been resolved. Except as set forth on Schedule 5.13, there are no pending or, to the knowledge of GFL, threatened actions or proceedings by any Governmental Authority, which would prohibit or materially impede the Business.

5.14         Financial Statements.         GFL has provided to Parent for inclusion in the Registration Statement copies of the audited balance sheet of GFL at December 31, 2013 and December 31, 2014 and the related statements of income and cash flows for the years then ended (collectively, the “Audited Financial Statements”) together with the unaudited balance sheet of GFL at September 30, 2015 and the related statements of income and cash flows for the nine months then ended (referred to as the “Most Recent Financial Statements”. Except as set forth on Schedule 5.14, such Audited Financial Statements and Most Recent Financial Statements fairly present, in all material respects, the net assets of the Business at December 31, 2014 and for the nine months ended September 30, 2015 and the operating profit or loss of the Business.

5.15         Absence of Certain Changes. Except as contemplated by this Agreement, reflected in the Most Recent Financial Statements or set forth on Schedule 5.15, since December 31, 2014, (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) neither GFL nor the Principal Stockholder have taken any of the following actions:

15

(a)          sold, assigned or transferred any material portion of assets of GFL related to the Business other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b)          cancelled any indebtedness other than in the ordinary course of business, or waived or provided a release of any rights of material value to the Business;

(c)          except as required by Law, granted any rights to severance benefits, “stay pay”, termination pay or transaction bonus to any Business Employee or increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, “stay-pay”, termination pay or transaction bonus arrangements (in each case, other than grants or increases for which Parent will not be obligated following the Closing);

(d)          except in the ordinary course of business, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $100,000 in the aggregate;

(e)          acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(f)          amended the terms of any existing Employee Plan, except for amendments required by Law;

(g)          changed the Tax or accounting principles, methods or practices of the Business, except in each case to conform to changes required by Tax Law, in U.S. GAAP or applicable local generally accepted accounting principles;

(h)          amended, cancelled (or received notice of future cancellation of) or terminated any Assumed Contract which amendment, cancellation or termination is not in the ordinary course of business;

(i)          materially increased the salary or other compensation payable by GFL to any Business Employee, or declared or paid, or committed to declare or pay, any bonus or other additional payment to and Business Employees, other than (A) payments for which Parent shall not be liable after Closing, (B) customary compensation increases and (C) bonus awards or payments under existing bonus plans and arrangements awarded to Business Employees which have been awarded or paid in the ordinary course of business;

(j)          failed to make any material payments under any Contracts or Permits as and when due (except where contested in good faith or cured by GFL) under the terms of such Contracts or Permits;

(k)          suffered any material damage, destruction or loss relating to the Business not covered by insurance;

16

(l)          incurred any material claims relating to the Business not covered by applicable policies of liability insurance within the maximum insurable limits of such policies;

(m)          mortgaged, sold, assigned, transferred, pledged or otherwise placed an Encumbrance on any Purchased Asset, except in the ordinary course of business, as otherwise set forth herein or that will be released at Closing;

(n)          transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled any material rights or obligations with respect to any of the Transferred Intellectual Property, except in the ordinary course of business; or

(o)          entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (n) of this Section 5.15.

5.16         Employee Benefit Plans. Attached on Schedule 5.16 is a list of all qualified and non-qualified pension and welfare benefit plans of GFL (the “Employee Plans”). Each of the Employee Plans has been operated in accordance with its terms, does not discriminate (as that term is defined in the Code) and will, along with all other bonus plans, incentive or compensation arrangements provided by GFL to or for its employees, be terminated by GFL immediately prior to Closing. All payments due from GFL pursuant thereto have been paid.

5.17         Business Employees. Attached on Schedule 5.17 is a list of all employees of GFL (collectively, the “Business Employees”), their current salaries or compensation, a listing of commission arrangements, a list of commitments for future salary or compensation increases, and the last salary raise with dates and amounts. Schedule 5.17 lists all individuals with whom GFL has employment, consulting, representative, labor, non-compete or any other restrictive agreements. Except as set forth on Schedule 5.17, GFL has not entered into any severance or similar arrangement with respect of any Business Employee (or any former employee or consultant) that will result in any obligation (absolute or contingent) of Parent or GFL to make any payment to any Business Employee (or any former employee or consultant) following termination of employment.

5.18         Labor Relations. Except as set forth on Schedule 5.18, GFL has complied in all material respects with all federal, state and local laws, rules and regulations relating to the employment of labor including those related to wages, hours and the payment of withholding and unemployment Taxes. GFL has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing.

5.19         INTENTIONALLY OMITTED

17

5.20         Conflict of Interest. Except as set forth on Schedule 5.20, neither GFL nor the Principal Stockholder have any direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding securities of corporations listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended) in (i) any entity which does business with GFL or is competitive with the Business, or (ii) any property, asset or right which is used by GFL in the conduct of its Business.

5.21         INTENTIONALLY OMITTED

5.22         Insurance. GFL maintains (i) insurance on the Business covering property damage by fire or other casualty which it is customary for GFL to insure, (ii) insurance protection against all liabilities, claims, and risks against which it is customary for GFL to insure, and (iii) insurance for worker’s compensation and unemployment, products liability, and general public liability. All of such policies are consistent with past practices of GFL. GFL is not in default under any of such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

5.23         Accuracy of Statements. No representation or warranty by GFL or Principal Stockholder in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to GFL or Principal Stockholder that materially adversely affects the business, financial condition or affairs of the Business, GFL or Principal Stockholder. No representation made by a Principal Stockholder to Parent during the due diligence process leading up to the execution of this Agreement on in connection with the other Target Company Transactions contained an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

5.24         Representations and Warranties of Parent. Neither GFL nor Principal Stockholder are aware of, or have discovered through due diligence, any breaches by Parent of its representations and warranties made in Article 6 of this Agreement, which they have not disclosed to Parent.

5.25         The Principal Stockholder.

(a)          The Principal Stockholder has never (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Principal Stockholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Principal Stockholder’s assets, (iv) admitted in writing such Principal Stockholder’s inability to pay his or her debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Other Agreements.

18

(b)          Principal Stockholder is not subject to any Order or is bound by any agreement that may have an adverse effect on his ability to comply with or perform any of his or her covenants or obligations under any of the Other Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of Principal Stockholder to comply with or perform any of his covenants or obligations under any of the Other Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

5.26         Investment Purposes.

(a)          Each of GFL, the Principal Stockholder and each GFL Stockholder (i) understand that the shares of Common Stock to be issued to GFL pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares are being offered and sold to GFL pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that GFL is acquiring such shares for its own account for investment purposes only and without a view to any distribution thereof other than to the Principal Stockholder as permitted by the Securities Act, (iii) acknowledge that the representations and warranties set forth in this Section 5.30 are given with the intention that the Parent rely on them for purposes of claiming such exemption from registration, and (iv) understand that they must bear the economic risk of the investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

(b)          GFL and Principal Stockholder agree (i) that the shares of Common Stock to be issued to GFL pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities laws, including, without limitation, the Securities Act, or (y) there is presented to the Parent, by its counsel, an opinion of such counsel satisfactory to the Parent that such registration is not required, (ii) that any transfer agent for the Common Stock may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and (iii) that there will be endorsed upon any certificate evidencing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares.

(c)          Not Applicable.

19

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.

Parent and Acquisition Co. jointly and severally represent and warrant to GFL and the Principal Stockholder as follows:

6.1           Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted.

6.2           Due Authorization. Parent and Acquisition Co. each has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Parent and Acquisition Co. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Parent and Acquisition Co. and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Parent and Acquisition Co., enforceable against Parent and Acquisition Co. in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3           Consents. Except as set forth on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Parent or Acquisition Co. to consummate the transactions contemplated hereby.

6.4           No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the certificate of incorporation, by-laws or other organizational document of Parent or Acquisition Co.; (ii) a breach of, or a default under, any term of provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Parent or Acquisition Co. is a party which breach or default would have a material adverse effect on the business or financial condition of Parent or Acquisition Co. or their ability to consummate the transactions contemplated hereby; or (iii) a violation by Parent or Acquisition Co. of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Parent or Acquisition Co. or its ability to consummate the transactions contemplated hereby.

6.5           Brokers, Etc. No broker or investment banker acting on behalf of Parent or Acquisition Co. or under the authority of Parent or Acquisition Co. is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from GFL or Parent in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Parent. All underwriting discounts and fees incident to the IPO will be paid by Parent.

20

6.6           Accuracy of Statements. No representation or warranty by Parent or Acquisition Co. in this Agreement contains, or will contain, an untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact known to Parent that materially adversely affects the business, financial condition or affairs of the Parent or Acquisition Co.

6.7           Representations and Warranties of GFL and the Principal Stockholder. Parent is not aware of, nor has discovered through due diligence, any breaches by GFL or Principal Stockholder of their respective representations and warranties made in Article 5 of this Agreement, which it has not disclosed to GFL and the Principal Stockholder.

6.8           Capitalization. The authorized capital stock of the Parent consists of (i) 45,000,000 shares of Common Stock, of which on the date hereof and as of the Closing Date 5,289,136 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, of which on the date hereof and on the Closing Date no shares are or will be issued and outstanding. Other than shares of Common Stock sold in the IPO or issued in connection with the Target Company Transactions, and set forth in the Registration Statement no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of Parent is authorized or outstanding. Neither Parent nor Acquisition Co. has any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of Parent. Parent does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Parent. At the Closing, the shares of Common Stock to be issued to GFL as part of the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable. At the Effective Time Acquisition Co. will be a wholly owned subsidiary of Parent.

ARTICLE 7

COVENANTS AND CONDUCT OF GFL

FROM THE DATE OF EXECUTION OF THIS AGREEMENT TO THE CLOSING DATE

GFL and the Principal Stockholder, jointly and severally, covenant that from the date of the execution of this Agreement to the Closing Date, that GFL shall:

21

7.1           Compensation. Except in the ordinary course of business or as set forth on Schedule 7.1, not increase or commit to increase, the amount of compensation payable, or to become payable by GFL, or make, any bonus, profit-sharing or incentive payment to any of its officers, directors or relatives of any of the foregoing;

7.2           Encumbrance of Assets. Not cause any Encumbrance of any kind other than Permitted Encumbrances to be placed upon any of the assets of GFL, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

7.3           Incur Liabilities. Not take any action which would cause GFL to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business or which will be paid or otherwise satisfied at Closing;

7.4           Disposition of Assets. Not sell or transfer any tangible or intangible assets of GFL or cancel any debts or claims, except in each case in the ordinary course of business;

7.5           Executory Agreements. Except for modifications in connection with extensions of existing agreements in the ordinary course of business, not modify, amend, alter, or terminate (by written or oral agreement, or any manner of action or inaction), any of the executory agreements of GFL including, without limitation, any agreements related to the Fighter Library, agreements with customers, vendors, consultants or suppliers, or televisions or media partners, except as otherwise approved by Parent in writing, which consent will not be unreasonably withheld or delayed;

7.6           Material Transactions. Not enter into any transaction material in nature or amount without the prior written consent of Parent, except for transactions in the ordinary course of business;

7.7           Purchase or Sale Commitments. Not undertake any purchase or sale commitment that will result in purchases outside of customary requirements;

7.8           Preservation of Business. Use its best efforts to preserve the Business, keep in faithful service the present officers and key employees of GFL (other than increasing compensation to do so) and preserve the goodwill of its suppliers, customers and others having business relations with GFL;

7.9           Investigation. Allow, during normal business hours, Parent’s personnel, attorneys, accountants and other authorized representatives free and full access to the plans, properties, books, records, documents and correspondence, and all of the work papers and other documents relating to GFL in the possession of GFL, its officers, directors, employees, auditors or counsel, in order that Parent may have full opportunity to make such investigation as it may desire of the properties and Business of GFL;

7.10         Compliance with Laws. Comply in all material respects with all Laws applicable to GFL or to the conduct of its Business;

22

7.11         Notification of Material Changes. Provide Parent’s representatives with prompt written notice of any material and adverse change in the condition (financial or other) of GFL’s assets, liabilities, earnings, prospects or business which has not been disclosed to Parent in this Agreement; and

7.12         Cooperation. Cooperate fully, completely and promptly with Parent in connection with (i) securing any approval, consent, authorization or clearance required hereunder, or (ii) satisfying any condition precedent to the Closing without additional cost and expense to GFL unless such action is otherwise the obligation of GFL.

7.13         Accounting Matters and Registration Statement. Cooperate fully, completely and promptly with Parent, its counsel, and all auditors in connection with the Registration Statement, including using best efforts to provide Parent at GFL’s expense, as herein limited, with all GFL financial statements required by Regulation S-X promulgated under the Securities Act for inclusion in the Registration Statement. GFL sole financial obligation to provide the financial information, including but not limited to any and all audited and unaudited financial statements required for the IPO and this Agreement is limited to $20,000. All fees, costs and expense to provide the required financial information and audited and unaudited financial statements in excess of $20,000 shall be borne directly by Parent, whereby, Parent shall notify the parties engaged to provide the information and financial statements to bill Parent directly. All costs and expenses for preparation and auditing of the financials for the year ended 2015 and thereafter shall be incurred directly by the Parent.

Nothing in this Agreement shall prohibit GFL from paying dividends and other distributions to the Principal Stockholder or any other GFL Stockholder.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of GFL. The obligations of GFL to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by GFL):

(a)          Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Parent and Acquisition Co. hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Parent and Acquisition Co. in all material respects.

(b)          Representations and Warranties True. The representations and warranties of Parent and Acquisition Co. contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to GFL of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to GFL on the Closing Date a certificate, in form of Exhibit F attached hereto, executed by the Chief Executive Officer of Parent to that effect (the “Parent Officer’s Certificate”).

23

(c)          Payment of Merger Consideration. Parent shall have delivered the Merger Consideration as provided in Section 3.2(b).

(d)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the Merger contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(e)          Other Agreements. Parent and Acquisition Co. shall have delivered to GFL, and the Principle Stockholder, duly executed copies of each of the Other Agreements.

(f)          Required Consents. GFL shall have obtained all consents of or provided notification to any third parties required by the terms of any Contract or applicable law for GFL to consummate the transactions contemplated by this Agreement. The Parent shall provide a written confirmation from its accounting firm that Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended by reason of Section 368(a)(2)(E) of the Code

8.2           Conditions to Obligations of Parent. The obligations of Parent and Acquisition Co. to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Parent):

(a)          Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by GFL and the Principal Stockholder hereunder on or prior to the Closing Date shall have been duly performed and satisfied by GFL and the Principal Stockholder in all material respects.

(b)          Representations and Warranties True. The representations and warranties of GFL and the Principal Stockholder contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of GFL and the Principal Stockholder contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or the Business taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for those representations and warranties that specifically refer to some other date), and there shall be delivered by GFL on the Closing Date a certificate, in form of Exhibit G attached hereto, executed by the Chief Executive Officer of GFL to that effect (the “GFL Officer’s Certificate”).

24

(c)          No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the Merger or the other transactions contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

(d)          Other Agreements. GFL and the Principal Stockholder shall have delivered to Parent a duly executed copy of each of the Other Agreements to which it is a party.

(f)           Non-Competition and Non-Solicitation Agreements. The Principal Stockholder shall have entered into a Non-Competition and Non-Solicitation Agreement with the Parent in substantially the form attached hereto as Exhibit D.

(g)          Required Consents. GFL shall have obtained all consents of or provided notification to any third parties required by the terms of any Contract or applicable law for GFL to consummate the transactions contemplated by this Agreement.

(h)          IPO. Parent shall have completed the IPO.

ARTICLE 9

POST-CLOSING COVENANTS, OTHER AGREEMENTS

9.1           Availability of Records. After the Closing, Parent, shall make available to the Principal Stockholder as reasonably requested by Principal Stockholder, his agents and representatives, or as requested by any Governmental Authority, all information, records and documents relating to the Business for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to the Principal Stockholder and the other GFL Stockholders for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Prior to destroying any records related to the Business for the period prior to the Closing, Parent shall notify the Principal Stockholder ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Parent will permit the Principal Stockholder to retain any such records.

9.2           Tax Matters. After the Closing Date, Parent and the Principal Stockholder shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the transactions contemplated hereby. GFL and Parent shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation.

25

9.3           GFL Stockholders’ Agent.

(a)          Appointment of the Principal Stockholder as GFL Stockholders’ Agent. The Principal Stockholder shall serve as GFL Stockholders’ agent and is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of GFL Stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement, including, without limitation, Article 10 of this Agreement, and to facilitate the consummation of the transactions contemplated thereby. By executing this Agreement, the Principal Stockholder accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Principal Stockholder will have the power to take any of the following actions on behalf of GFL Stockholders: to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Principal Stockholder, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 9.3 and the transactions contemplated hereby.

(b)          Authority. The appointment of the Principal Stockholder as GFL Stockholders’ agent by each GFL Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Such appointment will be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each GFL Stockholder. All decisions of the Principal Stockholder will be final and binding on all of GFL Stockholders, and no stockholder will have the right to object, dissent, protest or otherwise contest the same. Parent will be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from GFL Stockholders’ Agent and any document executed by GFL Stockholders’ Agent on behalf of any stockholder and will be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. GFL Stockholders’ Agent will not be responsible for any loss suffered by, or liability of any kind to, the stockholders arising out of any act done or omitted by GFL Stockholders’ Agent in connection with the acceptance or administration of GFL Stockholders’ Agent’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

26

(c)          Resignation, Death or Incapacity of Principal Stockholder. The Principal Stockholder may resign as GFL Stockholder’s agent by providing thirty (30) days prior written notice to Parent. Upon the resignation of the Principal Stockholder, the Principal Stockholder will appoint a replacement GFL Stockholders’ agent (who will be reasonably acceptable to Parent) to serve in accordance with the terms of this Agreement; provided, however, that such appointment will be subject to such newly-appointed GFL Stockholders’ agent’s notifying Parent in writing of its appointment and appropriate contact information for purposes of this Agreement, and Parent will be entitled to rely upon, without independent investigation, the identity of such newly-appointed GFL Stockholders’ agent as set forth in such written notice. Upon the death or incapacity of the Principal Stockholder, GFL Stockholders holding at least a majority of the Parent Common Stock payable as consideration to GFL Stockholders will elect a replacement GFL Stockholders’ agent (who will be reasonably acceptable to Parent).

9.4           Stockholder Consent.

(a)          GFL, acting through its Board of Directors, shall, in accordance with the NYBCL and its Certificate of Incorporation and By-laws, take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene, and hold a stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the GFL Stockholders. GFL shall notify each GFL Stockholder, whether or not entitled to vote, of the proposed GFL Stockholders’ meeting. Such meeting notice shall state that the purpose, or one of the purposes, of the meeting is to consider the Merger and shall contain or be accompanied by a copy or summary of this Agreement. Notwithstanding the foregoing, the Board of Directors of GFL shall not be required to take all actions reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a GFL Stockholders meeting for the purpose of obtaining the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the GFL Stockholders if GFL’s Board of Directors and the requisite GFL Stockholders otherwise take all actions reasonably necessary to approve this Agreement and the transactions contemplated hereby by written consent in lieu of a meeting of the GFL Stockholders to the extent permitted by the NYBCL and applicable law. If a written consent of the GFL Stockholders is obtained, at least 80% of the GFL Stockholders must approve this Agreement and the transactions contemplated thereby.

(b)          The Board of Directors of GFL shall unanimously recommend such approval and shall use all reasonable efforts to solicit and obtain such approval; provided, however, that the Board of Directors of GFL may at any time prior to approval of the GFL Stockholders (i) decline to make, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Merger or (ii) recommend and declare advisable any other offer or proposal, to the extent the Board of Directors of GFL determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, changing or declining to make its recommendation regarding this Agreement or the Merger or recommending and declaring advisable any other offer or proposal is necessary to comply with its fiduciary duties under applicable law (which declinations, withdrawal, modification or change shall not constitute a breach by GFL of this Agreement). GFL shall provide written notice to Parent promptly upon GFL taking any action referred to in the foregoing proviso.

27

(c)          Pursuant to the NYBCL, at any time before the certificate of merger is filed with the Secretary of State of the State of New York, including any time after the Merger is authorized by the GFL Stockholders, the Merger may be abandoned and this Agreement may be terminated in accordance with the terms hereof, without further action by the GFL Stockholders.

9.5           Appointment of Director. The Principal Stockholder shall have the right to nominate one (1) director to the Board of Directors of Parent who shall serve until his or her resignation or until his or her successor is duly elected at the annual meeting of Parent’s stockholders following the first (1st) anniversary of the Closing Date. The nominated director shall be entitled to any and all compensation provided to other directors of Parent and said director shall be covered by an Officers and Directors Insurance policy.

9.6           Transfer of Parent’s shares owned by GFL Stockholders. Upon receipt by Parent from a GFL Stockholder of a request for the transfer of shares of Parent’s Common Stock in accordance with the Securities Act and/or the Securities Exchange Act of 1934, Parent shall forward said request to its securities counsel without delay and request that counsel for Parent review the request within 30 days and to the extent the request meets the securities laws, that said counsel issue an opinion of counsel as reference in Paragraph 5.26(b) herein at no cost to the GFL stockholder enabling the transfer. No valid sale or transfer request shall be unreasonably withheld or delayed.

ARTICLE 10

INDEMNIFICATION

10.1         Indemnification by the GFL Stockholders. The GFL Stockholders hereby jointly and severally agree to indemnify, defend and hold Parent harmless from and against any Losses (defined below) in respect of the following:

(b)          Losses resulting from the breach of any representations, warranties, covenants or agreements made by GFL, the Principal Stockholder or any GFL Stockholder in this Agreement or in any of the Other Agreements.

10.2         Indemnification by Parent. Parent hereby agrees to indemnify, defend and hold the GFL Stockholders harmless from and against any Losses in respect of the following:

(a)          Losses resulting from any breach of any representations, warranties, covenants or agreements made by Parent or the Acquisition Co. in this Agreement or in any of the Other Agreements.

28

10.3         Indemnification Procedure for Third-Party Claims.

(a)          In the event that any party (the “Indemnified Person”) desires to make a claim against any other party (the “Indemnifying Person”) in connection with any Losses for which the Indemnified Person may seek indemnification hereunder in respect of a claim or demand made by any Person not a party to this Agreement against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must notify the Indemnifying Person in writing, of the Third-Party Claim (a “Third-Party Claim Notice”) as promptly as reasonably possible after receipt, but in no event later than fifteen (15) calendar days after receipt, by such Indemnified Person of notice of the Third-Party Claim; provided, that failure to give a Third-Party Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. Upon receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall be entitled, at the Indemnifying Person’s election, to assume or participate in the defense of any Third-Party Claim at the cost of Indemnifying Person. In any case in which the Indemnifying Person assumes the defense of the Third-Party Claim, the Indemnifying Person shall give the Indemnified Person ten (10) calendar days’ notice prior to executing any settlement agreement and the Indemnified Person shall have the right to approve or reject the settlement and related expenses; provided, however, that upon rejection of any settlement and related expenses, the Indemnified Person shall assume control of the defense of such Third-Party Claim and the liability of the Indemnifying Person with respect to such Third-Party Claim shall be limited to the amount or the monetary equivalent of the rejected settlement and related expenses.

(b)          The Indemnified Person shall retain the right to employ its own counsel and to discuss matters with the Indemnifying Person related to the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant to Section 10.3(a) of this Agreement, but the Indemnified Person shall bear and shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that, subject to Section 10.3(a) above, all decisions of the Indemnifying Person shall be final and the Indemnified Person shall cooperate with the Indemnifying Person in all respects in the defense of the Third-Party Claim, including refraining from taking any position adverse to the Indemnifying Person.

(c)          If the Indemnifying Person fails to give notice of the assumption of the defense of any Third-Party Claim within a reasonable time period not to exceed forty-five (45) days after receipt of the Third-Party Claim Notice from the Indemnified Person, the Indemnifying Person shall no longer be entitled to assume (but shall continue to be entitled to participate in) such defense. The Indemnified Person may, at its option, continue to defend such Third-Party Claim and, in such event, the Indemnifying Person shall indemnify the Indemnified Person for all reasonable fees and expenses in connection therewith (provided it is a Third-Party Claim for which the Indemnifying Person is otherwise obligated to provide indemnification hereunder). The Indemnifying Person shall be entitled to participate at its own expense and with its own counsel in the defense of any Third-Party Claim the defense of which it does not assume. Prior to effectuating any settlement of such Third-Party Claim, the Indemnified Person shall furnish the Indemnifying Person with written notice of any proposed settlement in sufficient time to allow the Indemnifying Person to act thereon. Within fifteen (15) days after the giving of such notice, the Indemnified Person shall be permitted to effect such settlement unless the Indemnifying Person (a) reimburses the Indemnified Person in accordance with the terms of this Article 10 for all reasonable fees and expenses incurred by the Indemnified Person in connection with such Claim; (b) assumes the defense of such Third-Party Claim; and (c) takes such other actions as the Indemnified Person may reasonably request as assurance of the Indemnifying Person’s ability to fulfill its obligations under this Article 10 in connection with such Third-Party Claim.

29

10.4         Indemnification Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification which is not a Third Party Claim subject to Section 10.3 (a “Claim”) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Losses incurred by the Indemnified Party or the method of computation of the amount of such claim of any Losses, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 10 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (B) agree in a “Counter Notice” that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in the Counter Notice or otherwise contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.17.

10.5         Losses.

(a)          For purposes of this Agreement, “Losses” shall mean all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and court costs, including punitive, indirect, consequential or other similar damages only brought by third parties. Losses shall include punitive, indirect, consequential or similar damages only for claims brought by third parties.

(b) Any liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

30

(c)          The Indemnified Person agrees to use all reasonable efforts to obtain recovery from any and all third parties who are obligated respecting a Loss (e.g. parties to indemnification agreements, insurance companies, etc.) (“Collateral Sources”) respecting any Claim pursuant to which the Indemnified Person is entitled to indemnification hereunder. If the amount to be netted hereunder from any payment from a Collateral Source is determined after payment of any amount otherwise required to be paid to an Indemnified Person under this Article 10, the Indemnified Person shall repay to the Indemnifying Person, promptly after such receipt from Collateral Source, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 10 had such receipt from the Collateral Source occurred at the time of such payment.

(d)          Each Indemnified Person shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Losses that an Indemnified Person asserts under this Article 10.

(e)          The amount of any and all Losses (and other indemnification payments) under this Agreement shall be decreased by (A) any Tax benefits in excess of Tax detriments actually realized by the applicable Indemnified Person related to the Loss, including deductibility of any such Losses (or other items giving rise to such indemnification payment), and (B) the amount of any insurance proceeds or other amounts recoverable from Collateral Sources (netted against deductibles and other costs associated with making or pursuing any such claims, as applicable), received or to be received by the applicable Indemnified Person with respect to such Losses under any insurance policy maintained by the Indemnified Person or any other Person or from any other Collateral Source. The Indemnified Person will assign to the Indemnifying Person any rights or contribution or subrogation the Indemnified Person may have against or respecting any Collateral Source or other Persons related to such Loss which is indemnified by the Indemnifying Person hereunder.

10.6         Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement: (i) Neither the GFL Stockholders nor Parent shall be required to indemnify any party hereunder for their breach of any representation or warranty unless and until the aggregate amount of Losses arising from such types of breaches shall exceed $100,000.00 and at such time as the aggregate amount of Losses exceeds such amount the obligation to indemnify shall include all Losses including the first $100,000.00; and (ii) no GFL Stockholder shall be liable to provide indemnification hereunder in an aggregate amount in excess of twenty percent (20%) of the value of the Merger Consideration received by such GFL Stockholder.

10.7         Exclusive Remedies. Each of Parent, GFL and the GFL Stockholders acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement shall be pursuant to the indemnification set forth in this Article 10, and such party shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 10; provided, that the foregoing limitation shall not apply to claims seeking specific performance or other available equitable relief.

31

10.8         Tax Indemnification. The parties hereto intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code, and shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended by reason of Section 368(a)(2)(E) of the Code. The limitations specified Paragraph 10.6 do not apply to this indemnification provision, whereby in the event there is any claim by a taxing authority that the Merger is not a tax free transaction the Parent’s obligation to indemnify the GFL Stockholders shall be immediate. The Parent shall indemnify each of the GFL Stockholders, individually and severally, for any and all liability, costs and fees in defending the tax-free nature of the Merger, as well as any and all taxes and penalties assessed in the event a taxing authority determines that the Merger is not a tax-free exchange.

ARTICLE 11

TERMINATION AND SURVIVAL

11.1         Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)          with the mutual consent of Parent and GFL;

(b)          by Parent, if it is not then in material breach of its obligations under this Agreement and if (A) any of GFL’s or the Principal Stockholder’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.2(b) would not be satisfied, or (B) any of GFL’s or the Principal Stockholder’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(a) would not be satisfied; provided, however, that Parent shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by GFL unless GFL fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Parent of such inaccuracy or breach; or

(c)          by GFL, if it is not then in material breach of its obligations under this Agreement and if (A) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1(b) would not be satisfied, or (B) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.1(a) would not be satisfied; provided, however, that GFL shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Parent unless Parent fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from GFL of such inaccuracy or breach.

(d)          by Parent or GFL if the Closing has not occurred on or prior to June 30, 2016, as such date may be extended by mutual agreement of Parent and GFL, upon written notice by Parent to GFL or GFL to Parent.

32

11.2         Procedure Upon Termination. In the event of termination and abandonment by Parent or GFL, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate without further action by Parent or GFL. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

11.3         Effect of Termination.

(a)          In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent or GFL; provided, however, that the obligations of the parties set forth in Article 10, this Section 11.3 and Sections 7.13, 12.2, 12.3, 12.4, 12.7, 12.9, 12.13, and 12.15 hereof shall survive any such termination and shall be enforceable hereunder.

(b)          Nothing in this Section 11.3 shall relieve Parent, GFL or the Principal Stockholder of any liability for a material breach of this Agreement prior to the date of termination, the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE 12

MISCELLANEOUS

12.1         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party.

12.2         Intentionally Omitted.

12.3         Confidentiality. All information gained by either party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof and information obtained by Parent and its representatives in conducting due diligence respecting GFL and the Business, will be kept in strict confidence. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Business disclosed by GFL to Parent shall become the Confidential Information of Parent, subject to the restrictions on use and disclosure by GFL imposed under this Section 12.3. Neither GFL, the Principal Stockholder, nor Parent shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:

33

(a)          As may be required by the Securities Act for inclusion in the Registration Statement; or

(b)          As may be required by applicable Law provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or

(c)          Parent may disclose the terms of this Agreement and the transactions contemplated hereby to an actual or prospective underwriter, lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this Section 12.3; or

(d)          Disclosure to a party’s representatives and advisors in connection with advising such party and preparing its Tax returns.

12.4         Expenses. Except as otherwise specifically stated herein, each party shall bear its own expenses with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, and subject to the obligations of GFL to deliver to Parent the financial statements required by Section 7.13, all legal, accounting and regulatory fees and expenses incident to the IPO, including preparation and filing of the Registration Statement will be borne by Parent. Parent will also cover the reasonable and customary legal fees of one securities counsel designated by the majority the Target Companies being acquired on the Closing Date.

12.5         Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

12.6         Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.7         No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

34

12.8         Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

12.9         Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

12.10         Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11         Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

12.12         Further Documents. Each of Parent, GFL and the Principal Stockholder shall, and shall cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

12.13         Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type and confirmation by mail), by overnight courier or by registered or certified mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Parent, to:

Alliance MMA, Inc.

c/o Ivy Equity Investors, LLC

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Joseph Gamberale

Phone: (212) 521-4268

Fax: (212) 521-4099

35

with copies to:

Mazzeo Song & Bradham LLP

444 Madison Avenue, 4th Floor

New York, NY 10022

Attention: Robert L. Mazzeo, Esq.

Phone: (212) 599-0310

Fax: (212) 599-8400

If to GFL or the Principal Stockholder, to:

Go Fight Net, Inc.

d/b/a Go Fight Live

4 Abigails Path

East Hampton NY 11937

Attention: Mr. David Klarman, CEO

Phone: (516) 908-4800

Email: dklarman@gfl.tv

provided, however, at the time of mailing or within three (3) Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of facsimile or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.

12.14         Schedules. Parent and GFL agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure only under such specific Schedule and shall not constitute a disclosure under any other Schedule referred to herein unless a specific cross-reference to another Schedule is provided or such disclosure is otherwise clear from the context of the disclosure in such Schedule and (b) not establish any threshold of materiality. GFL or Parent may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if GFL or Parent had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

12.15         Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.

36

12.17         Submission to Jurisdiction. Each of Parent, GFL and Principal Stockholder (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or any other federal or state court in the State of Delaware if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.13. Nothing in this Section 12.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

12.18         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE OTHER AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page to Merger Agreement Follows]

37

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

GFL:

GO FIGHT NET, INC.

By:	/s/ David Klarman
Name:	David Klarman
Title:	CEO

PRINCIPAL STOCKHOLDER:

/s/ David Klarman
David Klarman

PARENT:

ALLIANCE MMA, INC.

By:	/s/Joseph Gamberale
Name:	Joseph Gamberale
Title:	Director

38

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A:	Articles of Incorporation of Acquisition Co.
Exhibit B:	By-laws of Acquisition Co.
Exhibit C:	Executive Employment Agreement
Exhibit D:	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E:	Form of Intellectual Property License Agreement
Exhibit F:	Form of Parent Officer’s Certificate
Exhibit G:	Form of GFL Officer’s Certificate

Schedules

Schedule 3.2(d)	GFL Stockholders of Record
Schedule 5.3	Equipment
Schedule 5.4	Title
Schedule 5.5	Intellectual Property
Schedule 5.6	Litigation
Schedule 5.7	Required Consents
Schedule 5.10	Contract Exceptions
Schedule 5.13	Compliance with Laws
Schedule 5.14	Financial Statements
Schedule 5.15	Certain Changes
Schedule 5.16	Employee Plans
Schedule 5.17	Business Employees
Schedule 5.18	Labor Relations
Schedule 5.20	Conflicts
Schedule 6.3	Parent Consents
Schedule 7.1	Compensation Covenant

39

Schedule 3.2(g)

GFL Stockholders of Record

Name	Address	Number of Shares Held	Number of Shares at Effective Time	Percentage Ownership
David Klarman	4 Abigails Path, East Hampton NY 11937	2,400,000	2,400,000	30
Volterra Partners LLC	4 Abigails Path, East Hampton NY 11937		3,775,000	47.2
Keith Evans		720,000	720,000	9
Mark Chmielinski	921 Pleasant Valley Ave, Mount Laurel NJ 08054	720,000	720,000	9
Dan Broe		360,000	360,000	4.5
Marc Abrams		25,000	25,000	<1.0

40

Schedule 5.3

Equipment

See Attached Equipment List

41

Schedule 5.4

Title

SEE TITLE TO GFL TRUCK

42

Schedule 5.5

Intellectual Property

SEE INTELLECTUAL PROPERTY AGREEMENT

43

Schedule 5.6

Litigation

NONE

44

Schedule 5.7

Required Consents

NONE

45

Schedule 5.10

Contract Exceptions

NONE

46

Schedule 5.13

Compliance with Laws

NONE

47

Schedule 5.14

Financial Statements

PROVIDE BY AUDITORS

48

Schedule 5.15

Certain Changes

NONE

49

Schedule 5.16

Employee Plans

Simple K 401(k) employee plan at Oppenheimer & Co.

50

Schedule 5.17

Business Employees

David Klarman

51

Schedule 5.18

Labor Relations

NONE

52

Schedule 5.20

Conflicts

None

53

Schedule 5.21

Fighter Library

Provided Separately

54

Schedule 6.3

Parent Consents

None

55

Schedule 7.1

Compensation Covenant

GFL provides some staff with a per pay per view buy incentive in order to generate additional sales. This incentive is limited to $1 to $2 per pay per view buy. This program can be discontinued anytime.

56

Exhibit A

CERTIFICATE OF INCORPORATION OF GFL ACQUISITION CO., INC.

[Attached Hereto]

A-1

Exhibit B

BY-LAWS OF GFL ACQUISITION CO., INC.

______________________________________________________

BYLAWS

OF

GFL ACQUISITION CO., INC.

______________________________________________________

B-1

ARTICLE I

CORPORATE OFFICES

1.1    Registered Office. The registered office of the corporation shall be in the City of New York, County of New York, State of New York. The name of the registered agent of the corporation at such location is Mazzeo Song, LP with a business address located at 444 Madison Avenue, 4th Floor New York, NY 10022.

1.2    Other Offices. The Board of Directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Place Of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of New York, designated by the Board of Directors. In the absence, of any such designation, stockholders’ meetings shall be held at the registered office of the corporation.

2.2    Annual Meeting. The annual meeting of stockholders shall be held on such date, time and place, either within or without the State of New York, as may be designated by resolution of the Board of Directors each year. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3    Special Meeting. A special meeting of the stockholders may be called at any time by the Board of Directors, the chairman of the board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting. If a special meeting is called by any person or persons other than the Board of Directors, the president or the chairman of the board, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, any vice president, or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 of this Article II, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4    Notice Of Stockholders’ Meetings. All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5    Manner Of Giving Notice; Affidavit Of Notice. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 605 of the New York Business Corporation Law. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6    Quorum. The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

2.7    Adjourned Meeting; Notice. When a meeting is adjourned to another place (if any), date or time, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any), thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the place (if any), date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

B-2

2.8    Organization; Conduct of Business.

(a) Such person as the Board of Directors may have designated or, in the absence of such a person, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as Chairman of the meeting. In the absence of the Secretary of the Corporation, the Secretary of the meeting shall be such person as the Chairman of the meeting appoints.

(b) The Chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The date and time of opening and closing of the polls for, each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

2.9    Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these Bylaws, subject to the provisions of Sections 620 and 621 of the New York Business Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements). Except as may be otherwise provided in the certificate, of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

2.10    Waiver Of Notice. Whenever notice is required to be given under any provision of the New York Business Corporation Law or of the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the Articles of Incorporation or these Bylaws.

2.11    Stockholder Action By Written Consent Without A Meeting. Unless otherwise provided in the Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with Section 615 of the New York Business Corporation Law. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in this Section. A telegram, cablegram, electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 615 of the New York Business Corporation Law. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the New York Business Corporation Law if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 615 of the New York Business Corporation Law.

2.12    Record Date For Stockholder Notice; Voting; Giving Consents. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If the Board of Directors does not so fix a record date:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

B-3

(b) The record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the corporation.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, if such adjournment is for thirty (30) days or less; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.13    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by an instrument in writing or by an electronic transmission permitted by law filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 609 of the New York Business Corporation Law.

ARTICLE III

DIRECTORS

3.1    Powers. Subject to the provisions of the New York Business Corporation Law and any limitations in the Articles of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2    Number Of Directors. Upon the adoption of these bylaws, the number of directors constituting the entire Board of Directors shall be no greater than three (3) and shall initially be one (1). Thereafter, this number may be changed by a resolution of the Board of Directors or of the stockholders, subject to Section 3.4 of these Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

3.3 Election, Qualification And Term Of Office Of Directors. Except as provided in Section 3.4 of these Bylaws, and unless otherwise provided in the Articles of Incorporation, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the Articles of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Unless otherwise specified in the Articles of Incorporation, elections of directors need not be by written ballot.

3.4    Resignation And Vacancies. Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies. Unless otherwise provided in the Articles of Incorporation or these Bylaws:

(a) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Articles of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Articles of Incorporation or these Bylaws.

3.5    Place Of Meetings; Meetings By Telephone. The Board of Directors of the corporation may hold meetings, both regular and special, either within or outside the State of New York. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

B-4

3.6    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7    Special Meetings; Notice. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two directors. Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, facsimile, electronic transmission, or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least seven days before the time of the holding of the meeting. If the notice is delivered personally or by facsimile, electronic transmission, telephone or telegram, it shall be delivered at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the corporation. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8    Quorum. At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9    Waiver Of Notice. Whenever notice is required to be given under any provision of the New York Business Corporation Law or of the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Articles of Incorporation or these Bylaws.

3.10    Board Action By Written Consent Without A Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

3.11    Fees And Compensation Of Directors. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.12    Approval Of Loans To Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

3.13    Removal Of Directors. Unless otherwise restricted by statute, by the Articles of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if the stockholders of the corporation are entitled to cumulative voting, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

B-5

3.14    Chairman Of The Board Of Directors. The corporation may also have, at the discretion of the Board of Directors, a chairman of the Board of Directors who shall not be considered an officer of the corporation.

ARTICLE IV

COMMITTEES

4.1    Committees Of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporate Law of New York to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the corporation.

4.2    Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3    Meetings And Action Of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting) of these Bylaws, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1    Officers. The officers of the corporation shall be a chief executive officer, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the Board of Directors, a president, a chief operating officer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

5.2    Appointment Of Officers. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

5.3    Subordinate Officers. The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4    Removal And Resignation Of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors. Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5    Vacancies In Offices. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

B-6

5.6    Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if any, the chief executive officer of the corporation (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the Board of Directors and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.7    President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board (if any) or the chief executive officer, the president shall have general supervision, direction, and control of the business and other officers of the corporation. He or she stall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.8    Vice Presidents. In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the president or the chairman of the board.

5.9    Secretary. The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof. The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.10    Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director. The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the president, the chief executive officer, or the directors, upon request, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or the bylaws.

5.11    Representation of Shares of Other Corporations. The chairman of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the Board of Directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

5.12    Authority And Duties Of Officers. In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board of Directors or the stockholders.

B-7

ARTICLE VI

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES, AND OTHER AGENTS

6.1    Indemnification Of Directors And Officers. The corporation shall, to the maximum extent and in the manner permitted by the New York Business Corporation Law, indemnify each of its directors and officers against expenses {including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a “director” or “officer” of the corporation includes any person (a) who is or was a director or officer of the corporation, (b) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.2    Indemnification Of Others. The corporation shall have the power, to the maximum extent and in the manner permitted by the New York Business Corporation Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the corporation, (b) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.3    Payment Of Expenses In Advance. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 6.1 or for which indemnification is permitted pursuant to Section 6.2 following authorization thereof by the Board of Directors shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article VI.

6.4    Indemnity Not Exclusive. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

6.5    Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the New York Business Corporation Law.

6.6    Conflicts. No indemnification or advance shall be made under this Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance And Inspection Of Records. The corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in New York or at its principal place of business. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in each such stockholder’s name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

B-8

7.2    Inspection By Directors. Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE VIII

GENERAL MATTERS

8.1    Checks. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2    Execution Of Corporate Contracts And Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3    Stock Certificates; Partly Paid Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice-chairman of the Board of Directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4    Special Designation On Certificates. If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock.

8.5    Lost Certificates. Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the New York Business Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

8.7 Dividends. The directors of the corporation, subject to any restrictions contained in (a) the New York Business Corporation Law or (b) the Articles of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock. The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

8.8  Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.9    Seal. The corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

B-9

8.10    Transfer Of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

8.11    Stock Transfer Agreements. The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the New York Business Corporation Law.

8.12    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of New York.

8.13    Facsimile Signature. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE IX

AMENDMENTS

The Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its Articles of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

B-10

Exhibit C

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), Effective Date by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”) and David Klarman, an individual and resident of the State of New York (the “Executive”) and is delivered pursuant to, and subject to the terms of, that certain Agreement and Plan of Merger, dated as of March 1, 2016 (the “Merger Agreement”), by and among GO FIGHT NET, INC., a New York corporation (“GFL”), the Company, GFL ACQUISITION CO., INC., a New York corporation and wholly-owned subsidiary of the Company (“Acquisition Co.”), and the Executive. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. To the extent there is a conflict between any provision in the Merger Agreement and this Agreement, the provision herein shall take precedent.

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.          Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s Regional Vice President, and Executive accepts such employment.

2.          Position. Executive agrees to serve as a non-executive Vice President of the Company and to perform such duties as are commensurate with such office, including the oversight and management of the employees and day-to-day operations of GFL and its business. The Executive will devote substantially all his business time and efforts to the Company and the Company’s business and will not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. The Company acknowledges that Employee is seeking to sell the GFL boxing assets to a third party. Employee shall have the right to allocate a portion of his business time to maintain the boxing assets and operations prior to, during and for up to 12 months after the sale of the boxing assets to a third party. Nothing herein will prevent Executive from engaging in investment activities unrelated to the Company’s business for his own account. The Executive shall have all the duties and powers of an officer of the Company and shall report to the Company’s Chief Executive Officer.

3.          Term. The term of this Agreement will begin on Effective Date and will end on the three-year anniversary of such date (the “Term”). After such initial three-year period, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

C-1

4.          Salary; Bonus. (a)          Executive will receive a salary during the Term of One Hundred Thousand ($100,000) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Compensation will be reviewed annually by the Company’s Board of Directors and Executive will be eligible for consideration for merit-based increases to Base Compensation and bonuses as determined by the Board of Directors in its sole discretion. In addition to eligibility for consideration of merit-based increases in the discretion of the Board of Directors, Executive’s Base Compensation will be increased effective January 1 of each year during the Term (commencing with January 1, 2017) by three percent (3%) to reflect anticipated increases in cost of living.

5.          Benefit Programs. (a) During the Term, Executive will be entitled to participate in or receive benefits as follows:

(i)          health and dental insurance pursuant to the Company’s current or future plans and policies (premium for only Executive to be paid by Company);

(ii)          participation in Company 401(k) plan with Company match of Executive’s contribution on a dollar-for-dollar basis for the first 3% of Executive’s Base Compensation; and

(iii)          participation in any other Executive benefit plan of the Company provided to all employees of the Company on the same terms as other employees of the Company based on tenure and position.

All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

(b)   During the Term, the Company will provide Executive with a Company owned or leased computer and printer and supplies for Company purposes.

(c)   During the Term, the Company will provide Executive with a mobile phone and either pay directly or reimburse Executive for the cost of a reasonable plan for Executive’s use on behalf of the Company.

(d)   The items provided in connection with paragraphs (b) and (c) will be returned by Executive to the Company upon any termination of this Agreement.

C-2

6.          General Policies. (a) So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b)          During the Term, the Executive will be entitled to three weeks of paid vacation, which will be utilized at such times when his absence will not materially impair the Company’ s normal business functions. In addition to the vacation described above, Executive also will be entitled to all paid holidays customarily given by the Company to its employees.

(c)          All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.          Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Company by delivering a written notice of termination two weeks in advance of such termination (the end of such two week period being the “Date of Termination”).

8.          Termination of Employment. (a) In the event of termination of the Executive’s employment pursuant to (i) expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive or (iv) termination by the Company with Cause (as defined below), after the Term of this Agreement, compensation (including Base Compensation) will continue to be paid, and the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination in a manner consistent with the applicable terms of the governing plan documents.

(b)          In the event of termination of Executive’s employment by the Company without Cause or with Cause during the Term of this Agreement, (i) compensation (including Base Compensation) will continue to be paid until the Date of Termination, (ii) the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination, and (iii) after the Date of Termination, Company will pay Executive an amount per month equal to the Base Compensation divided by twelve (12) (pro-rated for partial months) until the end of the Term.

(c)          The following Terms will have the following meanings for purposes of this Agreement:

(i)          “Cause” means termination of the Executive by the Company for:

C-3

(A) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(B) conduct which brings the Company into public disgrace or disrepute;

(C) gross negligence or willful gross misconduct with respect to the

Company;

(D) breach of a fiduciary duty to the Company;

(E) a breach of Section 9 of this Agreement;

(F) Executive’s failure to cure a breach of any term of this Agreement (other than Section 9) within thirty (30) days after receipt of written notice from the Company specifying the act or omission that constitutes such breach.

(ii)         “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, the determination of which by the Company will be conclusive on the parties hereto.\

9.          Non-Competition and Confidentiality Covenants. Executive and Company are party to that certain Non-Competition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms. Nothwithstanding anything herein the Employee’s operation of the GFL Boxing assets shall not be deemed a violation of this Non-Competition Agreement.

10.         Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	David Klarman
4 Abigails Path
East Hamption, NY 11937
Phone: (516) 445-9100
Fax: (516) 908-4800

C-4

If to the Company:	Alliance MMA, Inc.
c/o Ivy Equity Investors, LLC
590 Madison Avenue, 21st Floor
New York, NY 10022
Attention: Joseph Gamberale
Phone: (212) 521-4268
Fax: (212) 521-4099

with copies to:	Mazzeo Song & Bradham LLP
444 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Robert L. Mazzeo, Esq.
Phone: (212) 599-0310
Fax: (212) 599-8400

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.         Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply. The parties irrevocably submits to the jurisdiction of the United States District Court, Eastern District of New York, located in Suffolk County New York over any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined only in such Court. Alternatively, if the New York Federal Court shall not have jurisdiction over the subject matter of the action or proceeding, then the parties irrevocably agree that any action or proceeding shall be brought in the state court of New York in Suffolk County located in Riverhead, New York. The parties further waive any objection to venue in such New York courts. This Agreement shall be governed, construed and enforced in accordance with the substantive law of contracts of the State of New York and without regard to New York choice of law principles or conflicts of law principles.

12.         Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

C-5

13.         Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.         Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

16.         Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.         Entire Agreement This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto.

[Signature Page to Executive Employment Agreement Follows]

C-6

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

ALLIANCE MMA, INC.

By:	/s/ Joseph Gamberale
Name:	Joseph Gamberale
Title:	Director

/s/ David Klarman
David Klarman

C-7

Exhibit D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of ____________ __, 2016 (the “Effective Date”) is entered into by and between ALLIANCE MMA, INC., a Delaware corporation (“Company”) and David Klarman an individual and resident of the State of New York (the “Executive”).

WHEREAS, the Company, GFL ACQUISITION CO., INC., a New York corporation and wholly-owned subsidiary of the Company (“Acquisition Co.”), GO FIGHT NET, INC., a New York corporation (“GFL”), and David Klarman, an individual and resident of the State of New York (the “Principal Stockholder”) are parties to that certain Agreement and Plan of Merger, dated as of March 1, 2016 (the “Merger Agreement”) pursuant to which the Company acquired GFL;

WHEREAS, the execution and delivery of this Agreement by Executive was a condition to the closing of the Merger and the consummation of the other transactions contemplated by the Merger Agreement;

WHEREAS, also in connection with the Merger and consummation of the other transactions contemplated by the Merger Agreement, the Executive has been offered employment by the Company, and the Executive will have access to and be instrumental in developing and implementing critical aspects of the Company’s strategic business plan; and

WHEREAS, the Executive is an owner of capital stock or options to acquire the capital stock of the Company and will otherwise personally benefit from the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of (i) the Company entering into the Merger Agreement, (ii) the employment or continued employment of the Executive by the Company, and (iii) the continued receipt and access to confidential, proprietary, and trade secret information associated with the Executive’s position with the Company, the Executive and the Company agree as follows:

1.          Confidentiality. Executive understands and agrees that in the course of providing services to the Company, Executive may acquire confidential and/or proprietary information concerning the Company’s operations, its future plans and its methods of doing business. Executive understands and agrees it would be extremely damaging to the Company if Executive disclosed such information to a competitor or made such information available to any other person. Executive understands and agrees that such information is divulged to Executive in strict confidence and Executive understands and agrees that Executive shall not use such information other than in connection with the Business and will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Executive’s employment with the Company and the information that Executive has received during the course of Executive’s employment, Executive also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefor, the Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of such agreements.

D-1

2.          Non-Competition and Non-Solicitation. The Executive acknowledges and agrees that the nature of the Company’s confidential, proprietary, and trade secret information to which the Executive has, and will continue to have, access to derives value from the fact that it is not generally known and used by others in the highly competitive industry in which the Company competes. The Executive further acknowledges and agrees that, even in complete good faith, it would be impossible for the Executive to work in a similar capacity for a competitor of the Company without drawing upon and utilizing information gained during employment with the Company. Accordingly, at all times during the Executive’s employment with the Company and for a period of three (3) years after termination, for any reason, of such employment, the Executive will not, directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding capital stock of a company) that directly or indirectly competes with the Company’s business or the business of any of its subsidiaries anywhere in the United States, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Executive was employed by GFL or the Company; or

(b) Either alone or in association with others (i) solicit, or facilitate any organization with which the Executive is associated in soliciting, any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Executive is associated in soliciting for employment, hire or engagement as a independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Executive’s employment with GFL or the Company or any of their respective subsidiaries (provided, that this clause (ii) shall not apply to any individual whose employment with GFL, the Company or any of its subsidiaries has been terminated for a period of one year or longer); or (iii) solicit business from or perform services for any customer, supplier, licensee or business relation of GFL or the Company or any of their respective subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries; or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

D-2

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall preclude the Executive from managing or operating the GFL boxing assets even if such activities are arguably competitive with the business of the Company or any of its subsidiaries.

3.          Return of Property. Except for the laptop computer Executive uses and shall have the right to maintain ownership of, he understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during his employment, whether confidential or not, are the property of the Company, and that, upon the termination of his services, for whatever reason, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control. Any analytical templates, books, presentations, reference materials, computer disks and other similar materials already rightfully owned by the Executive prior to the Effective Date shall remain the property of the Executive and any copies thereof obtained by or provided to the Company shall be returned or destroyed in a manner similar acceptable to the Executive.

4.          Not Employment Contract. The Executive acknowledges that this Non-Competition and Non-Solicitation Agreement does not constitute a contract of employment and, except as set forth in Executive Employment Agreement (to which this Agreement is ancillary), does not guarantee hat the Company or any of its subsidiaries will continue [his/her] employment for any period of time or otherwise change the at-will nature of [his/her] employment.

5.          Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

6.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.          Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.          Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefor, in the event of any such breach, the Executive agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief.

D-3

9.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Executive each consents to the jurisdiction of such a court.

10.         Term. This Agreement shall be effective on the Effective Date. This Agreement shall expire one year from the date in which Executive is employed by the Company. Notwithstanding the foregoing the obligations of the Executive under Sections 1 and 3 shall survive indefinitely.

THE EXECUTIVE ACKNOWLEDGES THAT [HE/SHE] HAS CAREFULLY READ THIS AGREEMENT, HAS SOUGHT INDEPENDENT COUNSEL TO ADVISE [HIM/HER] AS TO THE NATURE AND EXTENT OF [HIS/HER] OBLIGATIONS HEREUNDER AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Signature Page to Non-Competition And Non-Solicitation Agreement Follows]

D-4

[Signature Page to Non-Competition And Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COMPANY:

ALLIANCE MMA, INC.

By:
Name: Joseph Gamberale
Title: Director

EXECUTIVE:

By:

D-5

Exhibit E

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) dated as of ______ __, 2016 is entered into by and among VOLTERRA PARTNERS LTD., a New York limited liability Company (“Licensor”) and ALLIANCE MMA, INC., a Delaware corporation (“Licensee”) and is delivered pursuant to, and subject to the terms of, that certain Agreement and Plan of Merger, dated as of March 1, 2016 (the “Merger Agreement”), by and among Licensee, GO FIGHT NET, INC., a New York corporation and affiliate of Licensor (“GFL”), GFL ACQUISITION CO., INC., a New York corporation and wholly-owned subsidiary of the Licensee (“Acquisition Co.”), and David Klarman, an individual and resident of the State of New York (in his individual capacity and on behalf of the other GFL Stockholders, the “Principal Stockholder”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Licensor owns or controls all of the Intellectual Property Rights (as such term is defined herein), including but not limited to those set forth on Schedule 5.5 to the Merger Agreement which is incorporated by reference to this Agreement.

WHEREAS, in connection with the Merger Agreement, GFL has agreed to cause Licensor to grant Licensee an exclusive license for use and exploitation of the Intellectual Property Rights for use by GFL and Parent in connection with the Business as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

TERM AND TERMINATION

1.1           Term. The term of this Agreement and the rights granted and obligations assumed hereto, shall commence on the Closing Date and shall endure and remain in full force in perpetuity.

1.2           Termination. Notwithstanding anything contained in Section 1.1 to the contrary, this Agreement may be terminated at any time as follows:

(a)          with the mutual consent of Licensor and Licensee;

(b)          by Licensor upon termination by Licensee of any Executive Employment Agreement of David Klarman under circumstances other than for Cause;

(c)          upon a Bankruptcy Event by Parent.

E-1

ARTICLE 2

LICENSE GRANT AND RIGHTS

2.1           License.

(a)          The GFL web broadcasting platform and all the video content and other data on the GFL website and in its library system is considered the “Intellectual Property”. The Intellectual Property is in some cases owned by Licensor and in other cases Licensor has the right to air and maintain the content on the GFL website. All the Intellectual Property described above, excluding the boxing assets are the “Intellectual Property Rights” being licensed to Licensee subject to this Agreement.

(b)          Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, subject to the terms and conditions hereinafter set forth, a non-transferrable, exclusive, perpetual, royalty free, fully paid up, worldwide license to use and commercially exploit the Intellectual Property Rights in connection with the Business.

(c)          The license granted in Section 2.1(a) above shall extent to the use of any of the Intellectual Property Rights in connection with the distribution or other commercialization of any photograph, video, television broadcast, online distribution, electronic gamming, or other form of audio visual media format or transmission now known or in the future conceived, comprising the Intellectual Property Rights.

2.2           Assignment. Unless earlier terminated pursuant to Section 1.2 above, the license granted under this Agreement to the Intellectual Property Rights shall be deemed to be an assignment of all rights, title and interest in and to the Intellectual Property Rights upon the first anniversary of this Agreement. Licensor shall execute all documents necessary to effect the recordation of this assignment with the United States Patent and Trademark Office and United States Copyright Office. To secure Licensee’s ability to perfect the assignment of rights granted under this Section 2.2, Licensor hereby appoints Licensee as its power of attorney to execute all documents necessary effect the transfer of the Intellectual Property Rights to Licensee upon satisfaction of the conditions set forth in this Section 2.2. This power of attorney is irrevocable and coupled with an interest and is transferrable to any officer of Licensee needed to effect any transfer or recordation of the Intellectual Property Rights.

ARTICLE 3

ENFORCEMENT OF RIGHTS

3.1           Joint Enforcement. Upon discovery of any infringement of the Intellectual Property Rights at the option of either Licensor or Licensee, appropriate legal action in connection therewith shall be undertaken either jointly or separately by Licensor and Licensee. In the event that such action is taken jointly, each party shall contribute equally to the expenses of any such action. If any damages for infringement are awarded by a final decree or judgment to Licensor and Licensee, then after deducting all expenses arising from the litigation and reimbursing each contributing party for its contributions, the remainder shall be divided equally among the contributing parties.

E-2

3.2           Independent Enforcement. If one party shall not wish to join or continue in any such action, but the other party shall wish to institute or continue such action, said one party shall render all reasonable assistance to the other party in connection therewith at said other party’s expense and said other party shall be entitled to retain all recoveries with respect to such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor hereby represents and warrants to Licensee as follows:

4.1           Ownership. Licensor is the sole and exclusive owner of the Intellectual Property Rights.

4.2           Authority. Licensor is authorized to grant the rights conferred hereby.

4.3           No Violation. The execution and delivery of this Agreement, the granting of the rights contained herein and the use of the Intellectual Property Rights in accordance with the terms of this Agreement, will not violate any laws or regulations or violate or invalidate any agreement or documents to which Licensor is a party and by which Licensor is bound or to which the Intellectual Property Rights are subject.

4.4           No Other Grants. Other than as set forth on Schedule 5.5 of the Merger Agreement, to knowledge of Licensor, no person or entity is entitled to any claim for compensation from Licensee for the use of the Intellectual Property Rights in accordance with the terms and conditions of this Agreement, and no Person or entity has been granted any right in or to the Intellectual Property Rights or any part hereof, anywhere in the world.

4.5           Infringement. The Intellectual Property Rights are not the subject of any pending adverse claim or, to the knowledge of Licensor, the subject of any threatened litigation or claim of infringement or misappropriation. To Licensor’s knowledge, the Intellectual Property Rights do not infringe on any Intellectual Property Rights of any third party.

ARTICLE 5

MISCELLANEOUS

5.1           Incorporation by Reference. Sections 12.1, 12.3, 12.5,12.7 through 12.13, 12.15, 12.17 and 12.18 of the Merger Agreement are hereby incorporate by reference provided that all references to GFL shall be deemed to refer to Licensor and all references to Parent shall be deemed to refer to Licensee.

[Signature Page to Intellectual Property License Agreement Follows]

E-3

[Signature Page to Intellectual Property License Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

LICENSOR:

VOLTERRA PARTNERS LTD.

By:	/s/ David Klarman
Name:	David Klarman
Title:	CEO

LICENSEE:

ALLIANCE MMA, INC.

By:	/s/ Joseph Gamberale
Name: Joseph Gamberale
Title: Director

E-4

Exhibit F

OFFICER’S CERTIFICATE

OF

ALLIANCE MMA, INC.

Reference is made to that certain MERGER AGREEMENT (the “Agreement”), dated as of March 1, 2016 (the “Effective Date”) by and among GO FIGHT NET, INC., a New York corporation (“GFL”), ALLIANCE MMA, INC., a Delaware corporation (“Parent”), and David Klarman, an individual and resident of the State of New York (the “Principal Stockholder”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Agreement.

The undersigned hereby certifies, on behalf of the Parent on the Closing Date, that:

(a)          he is the Chief Executive Officer of Parent, and

(b)          each of the conditions specified in clauses (a) through (f) of Section 8.1 of the Agreement are satisfied in all respects.

(c)          the representations and warranties of Parent contained in Article 6 of Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of GFL contained in Article 5 of the Agreement are true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to GFL or the Principal Stockholder of the transactions contemplated by the Agreement taken as a whole.

Dated as of __________ __, 2016.

ALLIANCE MMA, INC.

By:
Name:
Title: Chief Executive Officer

F-1

Exhibit G

OFFICER’S CERTIFICATE

OF

GO FIGHT NET, INC.

Reference is made to that certain MERGER AGREEMENT (the “Agreement”), dated as of March 1, 2016 (the “Effective Date”) by and among GO FIGHT NET, INC., a New York corporation (“GFL”), ALLIANCE MMA, INC., a Delaware corporation (“Parent”), and David Klarman, an individual and resident of the State of New York (the “Principal Stockholder”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Agreement.

The undersigned hereby certifies, on behalf of GFL on the Closing Date, that:

(a)          he is the Chief Executive Officer of GFL, and

(b)          each of the conditions specified in clauses (a) through (j) of Section 8.2 of the Agreement are satisfied in all respects.

(c)          the representations and warranties of GFL and the Principal Stockholder contained in Article 5 of Agreement that are qualified as to materiality are true and correct, and all other representations and warranties of GFL and the Principal Stockholder contained in Article 5 of the Agreement are true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Parent of the transactions contemplated by the Agreement taken as a whole.

Dated as of __________ __, 2016.

GO FIGHT NET, INC.

By:
Name: David Klarman
Title: Chief Executive Officer

G-1